Exhibit 99.1

Ocean Power Technologies Announces Shipment of WAM-Vs to the UAE

Further expands fleet in the region

MONROE TOWNSHIP, NJ, September 2, 2025- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it is shipping two WAM-V® Unmanned Surface Vehicles (“USV”) to Remah International Group (“RIG”), a privately held and UAE headquartered company with a focus on military services. RIG, in its roles as OPT’s defense partner in the UAE, is expected to use these vehicles to highlight their expeditionary capabilities and ability for autonomous ocean operations.

Based on recent demonstrations, contract wins, and the increase of OPT’s fleet in the Middle East, OPT is planning to expand its presence in the region with the establishment of a sales and operations office and related strategic hires.

Jason Weed, SVP of Commercial Sales at OPT, emphasized the importance of the shipment, stating: “We are thrilled to strengthen our presence in the region, particularly in the UAE. This shipment underscores how OPT’s proven, commercially available solutions deliver exceptional value by providing cost-effective resilient and persistent maritime security. With our AI-enabled ocean technologies already delivering results, we see tremendous opportunity to accelerate adoption and expand demand across the region. We look forward to deepening our partnerships with RIG and others as we continue to drive OPT’s leadership in ocean security.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the ultimate commercial success of the RIG partnership and the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com